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                                                                Exhibit 99(g)(2)

                          MBIA CAPITAL MANAGEMENT CORP.

                             WAIVER RELIANCE LETTER


                                                 August 21, 2003


MBIA Capital/Claymore Managed Duration
 Investment Grade Municipal Fund
113 King Street
Armonk, New York 10504


Ladies and Gentleman:

          MBIA Capital Management Corp. (the "Adviser") and MBIA Capital/Claymore Managed Duration Investment Grade Municipal Fund (the "Fund") have entered into an Investment Advisory Agreement, dated as of the date hereof (the "Investment Advisory Agreement"), pursuant to which the Adviser has agreed to furnish investment advisory services to the Fund on the terms and subject to the conditions of the Investment Advisory Agreement.

          The Investment Advisory Agreement provides, among other things, that the Fund will pay to the Adviser as full compensation for all services rendered by the Adviser to the Fund under the Investment Advisory Agreement a monthly fee in arrears at an annual rate equal to .39% of the average daily value of such Fund's Managed Assets (as defined in the Investment Advisory Agreement) (such fee being referred to herein as the "Advisory Fee"). The Adviser has covenanted to the underwriters of the Fund's common shares that the Adviser will waive receipt of certain payments that would be expenses of the Fund, as set forth below. The Adviser understands that you intend to disclose this undertaking in your Registration Statement on Form N-2 and the prospectus included therein. This letter confirms that you may rely on such undertaking for purposes of making disclosure in your Registration Statement and prospectus and authorizes you to offset the appropriate amount of the waived payments described herein against the Advisory Fee.

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                                        2

          For the period from the commencement of each Fund's investment operations through September 1, 2004, and for the 12 month periods through September 1 in each indicated year during the term of the Investment Advisory Agreement (including any continuation thereof in accordance with Section 15 of the Investment Company Act of 1940, as amended), the Adviser will waive receipt of certain payments that would be expenses of the Fund in the amount determined by applying the following annual rates to the average daily value of the Fund's Managed Assets:

          THROUGH SEPTEMBER 1               WAIVER
          -------------------               ------
                  2004                       .090%
                  2005                       .090%
                  2006                       .090%
                  2007                       .090%
                  2008                       .090%
                  2009                       .042%

          The Adviser intends to cease to so waive receipt of payments upon the earlier of (i) September 2, 2009 or (ii) termination of the Investment Advisory Agreement.

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                                        3

          Please acknowledge the foregoing by signing this letter in the space provided below and returning the executed copy to the Adviser.

                                                  Sincerely,

                                                  MBIA CAPITAL MANAGEMENT CORP.


                                                  By:   /s/ Clifford Corso
                                                       -----------------------
                                                       Name:  Clifford Corso
                                                       Title: President


CONFIRMED AND ACCEPTED

MBIA CAPITAL/CLAYMORE MANAGED DURATION
INVESTMENT GRADE MUNICIPAL FUND


By:   /s/ Marc D. Morris
     -------------------------------
     Name:  Marc D. Morris
     Title: Chief Financial Officer